EXHIBIT 10.160

STOCK OPTION GRANT AGREEMENT

THIS STOCK OPTION GRANT AGREEMENT (this “Agreement”) is made effective as of this ___ day of ______, 20___, between Dollar Thrifty Automotive Group, Inc., a Delaware corporation (“Company”), and «Full_Name» (“Employee”).

RECITALS:

A.       The Company’s Long-Term Incentive Plan and Director Equity Plan (as amended and restated effective March 23, 2005) and adopted by the Company’s shareholders on May 20, 2005 (as amended through and including the date hereof, the “Plan”) provides for the grant of a non-qualified stock option (“NQSO”) to certain eligible employees and directors of the Company or its Subsidiaries to purchase a number of Common Shares of the Company pursuant to the terms of the Plan and this Agreement; and

B.       The Employee has received a grant of NQSOs that the Company and the Employee desire to evidence by a written agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.       Defined Terms. Defined terms used in this Agreement shall have the same meaning as those terms are defined and used in the Plan, unless otherwise indicated in this Agreement.

2.       Grant. The Company hereby grants to the Employee a NQSO to purchase «Allocation_» Common Shares.

3.       Exercise; Vesting; Term. Up to the total number of Common Shares optioned hereunder may be purchased under the NQSO on or after __________, and thereafter all such shares not yet purchased under the NQSO may be purchased hereunder during the term of this NQSO. The term of the NQSO shall expire on ___________, subject to the provisions hereunder.

4.       Exercise Price; Terms of Payment. The price at which Common Shares may be purchased under the NQSO shall be the Market Value Per Share of the Common Shares at the closing price on _________, or $_____ per share. The price shall be payable in cash and/or Common Shares, as the Employee shall determine.

5.	Termination of Employment.

                        (a) Involuntary Without Cause. Upon the involuntary termination of the Employee from the employ of the Company or its Subsidiaries without “Cause”, the NQSO shall be exercisable to the extent then vested for a period of up to six months following the date of such termination or a lesser period if the NQSO would otherwise expire by its terms whereupon the NQSO shall terminate. Upon the involuntary termination of the Employee without “Cause”, the non-vested portion of the NQSO shall be forfeited.

(b) Involuntary With Cause. Upon the involuntary termination of the Employee for “Cause”, the unexercised portion of the NQSO shall be forfeited and the NQSO shall terminate. “Cause” shall have the same meaning as “Termination for Cause” set forth in Section 2(j)(v) of the Plan.

(c) Involuntary Due to Reduction in Force. Upon the involuntary termination of the Employee from the employ of the Company or its Subsidiaries due to a “reduction in force” as determined by the Company at the time of such involuntary termination, the NQSO shall be exercisable to the extent then vested for a period equal to the greater of (i) two (2) times the number of weeks of severance pay extended to the Employee under the severance program or arrangement then in effect, which period described in this clause (i) shall not in any event exceed one (1) year, or (ii) six (6) months, or a lesser period if the NQSO would otherwise expire by its terms whereupon the NQSO shall terminate. The period to exercise the vested NQSO shall commence on the date following the date of such termination. Upon the termination of the Employee due to a “reduction in force”, the non-vested portion of the NQSO shall be forfeited.

(d) Voluntary. Upon the voluntary termination (except for Retirement, as hereinafter defined) by the Employee from the employ of the Company or its Subsidiaries, the unexercised portion of the NQSO shall be forfeited and the NQSO shall terminate.

(e) Retirement. Upon Retirement of the Employee, the NQSO shall continue to vest as described in Section 3 hereof and the Employee shall be permitted to exercise the NQSO for up to three (3) years following Retirement or a lesser period if the NQSO would otherwise expire by its terms whereupon the NQSO shall terminate. As used herein, an Employee shall be eligible for “Retirement” at the date upon which the Employee (i) has reached the age of sixty-one (61) years or older and has performed five (5) or more years of service for the Company or its Subsidiaries, or (ii) has performed twenty (20) or more years of service for the Company or its Subsidiaries.

(f) Death or Disability. Upon the termination of the Employee from the employ of the Company or its Subsidiaries on account of the employee's death or Disability, the non-vested portion of the NQSO shall be forfeited and the exercisable portion of the NQSO at such termination may be exercised by the Employee, his legal representative, or his estate for a period of up to six months following termination, or a lesser period if the NQSO would otherwise expire by its terms whereupon the NQSO shall terminate.

6.       Change in Control. Notwithstanding anything to the contrary in this Agreement or in Section 13 of the Plan, in the event of a Change in Control of the Company, the non-expired NQSO which is then held by the Employee shall, as of such Change in Control, become fully and immediately vested and exercisable and may be exercised for the remaining term of the NQSO.

7.       Assignability. This NQSO shall not be assignable, except as permitted in accordance with Section 11 of the Plan.

8.       Securities Laws Requirements. This NQSO has not been registered under the Securities Act of 1933, as amended, or any applicable state securities laws and no transfer or assignment of this NQSO or the Common Shares issuable upon its exercise may be made in the absence of an effective registration statement under such laws or the availability of an exemption from the registration provisions thereof in respect of such transfer or assignment.

9.       Detrimental Activity. Notwithstanding anything in this Agreement or the Plan to the contrary, if the Employee, either during employment by the Company or a Subsidiary or within six (6) months after termination of such employment, shall engage in any Detrimental Activity, and the Board shall so find, forthwith upon notice of such finding, the Employee shall:

a.

return to the Company, in exchange for payment by the Company of any amount actually paid therefore by the Employee, all Common Shares that the Employee has not disposed of that were issued pursuant to this Agreement within a period of one (1) year prior to the date of the commencement of such Detrimental Activity, and

b.	with respect to any Common Shares so acquired that the Employee has disposed of, pay to the Company in cash the difference between:
i.	any amount actually paid therefore by the Employee pursuant to this Agreement, and
ii.	the Market Value Per Share of the Common Shares on the date of such acquisition.

To the extent that such amounts are not paid to the Company, the Company may set off the amounts so payable to it against any amounts that may be owing from time to time by the Company or a Subsidiary to the Employee, whether as wages, deferred compensation or vacation pay or in the form of any other benefit or for any other reason. The Company shall not enforce remedies upon occurrence of a Detrimental Activity against Employee in excess of or beyond restrictions or limitations under applicable law.

10.     Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by the Employee or other person under this Agreement, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the Employee or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld, which arrangements (in the discretion of the Board) may include relinquishment of a portion of such benefit.

11.     No Right to Employment. The Plan and this Agreement will not confer upon the Employee any right with respect to the continuance of employment or other service with the Company or any Subsidiary and will not interfere in any way with any right that the Company or any Subsidiary would otherwise have to terminate any employment or other service of the Employee at any time. For purposes of this Agreement, the continuous employ of the Employee with the Company or a Subsidiary shall not be deemed interrupted, and the Employee shall not be deemed to have ceased to be an employee of the Company or any Subsidiary by reason of (a) the transfer of his or her employment among the Company and its Subsidiaries or (b) an approved leave of absence.

12.     Relation to Other Benefits. Any economic or other benefit to the Employee under this Agreement or the Plan will not be taken into account in determining any benefits to which the Employee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or a Subsidiary and will not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or a Subsidiary.

13.     Integrated Agreement. This Agreement shall consist of its terms and those terms of the Plan which are relevant to this Agreement and both shall be read together.

14.     Weekends, Holidays. If the last or appointed day for the taking of any action required or the expiration of any right granted herein shall be a Sunday, or a Saturday or shall be a legal holiday or a day on which banking institutions in Tulsa, Oklahoma, are authorized or required by law to remain closed, then such action may be taken or right may be exercised on the next succeeding day which is not a Sunday, a Saturday or a legal holiday and not a day on which banking institutions in Tulsa, Oklahoma, are authorized or required by law to remain closed.

15.     Amendments. Any amendment to the Plan will be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment will adversely affect the rights of the Employee under this Agreement without the Employee’s consent.

16.     Severability. In the event that one or more of the provisions of this Agreement is invalidated for any reason by a court of competent jurisdiction, any provision so invalidated will be deemed to be separable from the other provisions hereof, and the remaining provisions hereof will continue to be valid and fully enforceable.

17.     Compliance with Section 409A of the Code. This Agreement is intended to comply with Section 409A of the Code and the grant hereunder and the terms of this Agreement shall be administered in a manner that is intended to comply with Section 409A of the Code and shall be construed and interpreted in accordance with such intent. To the extent that the grant is subject to Section 409A of the Code, it shall be granted and issued in a manner that will comply with Section 409A of the Code, including any Guidance. Any provision of this Agreement that would cause the grant or issuance to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Code Section 409A (which amendment may be retroactive to the extent permitted by the Guidance).

18.     Compliance with Law. Notwithstanding any other provision of this Agreement, the Company will not be obligated to issue any Common Shares with respect to the exercised NQSO pursuant to this Agreement if the issuance thereof would result in a violation of any laws. The Company will make reasonable efforts to comply with all applicable federal and state securities laws.

19.   Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year above written.

DOLLAR THRIFTY AUTOMOTIVE GROUP, INC.

Attest:

_________________________	By:_____________________________________
Vicki J. Vaniman, Secretary	Gary L. Paxton

President and Chief Executive Officer

_____________________________________
«Full_Name», Employee

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